Exhibit 99.3

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR
A SOLICITATION OF ANY KIND.  SUCH AN OFFER OR SOLICITATION WILL BE
MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS

EXCHANGE AND VOTING AGREEMENT

EXCHANGE AND VOTING AGREEMENT, dated as of March 24, 2003, by and among Broadwing Inc., an Ohio corporation (the “Company”), and the undersigned beneficial owners of (or investment managers or advisors for accounts or funds that own) the 9% Senior Subordinated Notes due 2008 (the “Notes”) of Broadwing Communications Inc., a Delaware corporation and a subsidiary of the Company (“BCI”) (together with their applicable transferees, successors and assigns, each a “Noteholder” and, collectively, the “Noteholders”).

WHEREAS, the Company intends to offer to exchange (the “Exchange Offer”) any and all outstanding Notes for shares of the Company’s common stock, par value $0.01 per share (the “Broadwing Stock”), and concurrently with making the Exchange Offer, the Company plans to engage in a related solicitation (the “Consent Solicitation”) of consents of the Noteholders to certain amendments to the Indenture (as defined below) to, among other things, eliminate all  restrictive covenants therein all as contemplated by the Exchange Offer and Consent Solicitation;

WHEREAS, the Company and the Noteholders have engaged in good faith negotiations with the objective of consummating the Exchange Offer and Consent Solicitation substantially on the terms set forth in the Term Sheet attached hereto as Annex A, as each may be amended in accordance with the terms hereof; and

WHEREAS, the Company and the Noteholders desire that the Company conduct the Exchange Offer and the Consent Solicitation as soon as practicable all as contemplated by the Exchange Offer and Consent Solicitation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

1.  Definitions.  Capitalized terms used and not defined in this Agreement have the meaning ascribed to them in the Term Sheet, and the following terms shall have the following meanings:

“Agreement” means this Exchange and Voting Agreement, including the Schedule and Annex hereto.

“Indenture” means the Indenture dated as of April 21, 1998, between BCI (as successor to IXC Communications, Inc.) and IBJ Schroder Bank & Trust Company, pursuant to which the Notes were issued, as amended and supplemented through the date hereof.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Term Sheet” means that certain Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Exchange Offer and Consent Solicitation.  The Term Sheet shall be deemed a part of this Agreement and references to the Agreement shall be deemed to include the Term Sheet.

“Transfer” means to directly or indirectly (i) sell (through a direct sale, constructive sale or otherwise), pledge, assign, encumber, grant a proxy, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, voting trust, commitment or other arrangement to sell (through a direct sale, constructive sale or otherwise), pledge, assign, encumber, grant a proxy, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or the act thereof.  The term “constructive sale” means a short sale with respect to the subject security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

2.  Agreement to Complete the Exchange Offer and Consent Solicitation.  Subject to the terms and conditions of this Agreement, the parties to this Agreement agree to use commercially reasonable efforts to complete the Exchange Offer and Consent Solicitation.  The obligations of the parties hereunder are several and not joint and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

3.  Agreements of the Company.  (a) The Company agrees to use its commercially reasonable efforts to commence the Exchange Offer and the Consent Solicitation as promptly as practicable, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Securities and Exchange Commission (the “Commission”).

(b)  Nothing in this Agreement shall be deemed to prevent the Company or BCI from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Company or BCI owes to any other Person; it being understood and agreed that if any such action (or failure to act)

results in an alteration of the terms of the Exchange Offer and Consent Solicitation not permitted by Section 6, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire.

4.  Agreements of the Noteholders.  Subject to the terms and conditions of this Agreement:

(a)  Each Noteholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Exchange Offer and Consent Solicitation and when solicited in accordance with applicable securities law, to:

(i)  tender (or cause to be tendered) all of the Notes held by such Noteholder in exchange for shares of Broadwing Stock pursuant to and in accordance with the Exchange Offer and Consent Solicitation within 10 business days following the commencement of the Exchange Offer;

(ii) vote (or cause to be voted) its Notes to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Indenture; and

(iii) not withdraw or revoke any (or cause not to be withdrawn or revoked) of the foregoing unless and until this Agreement is terminated in accordance with its terms.

Each Noteholder acknowledges that by tendering its Notes in the Exchange Offer, it will be deemed to have delivered the consents required in the Consent Solicitation for the amendments to the Indenture.

(b)  Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Notes held by it, in whole or in part, unless the transferee agrees in writing to be bound by the terms of this Agreement.  In the event that any Noteholder Transfers any of the Notes, as a condition precedent to such Transfer, such Noteholder shall notify the Company prior to such transfer and agrees to cause the transferee to execute and deliver an acknowledgement, in form reasonably satisfactory to the Company, whereby such transferee agrees to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect.  Such acknowledgement shall be executed and delivered to the Company prior to the consummation of such Transfer.  Any Transfer of the Notes in violation of the foregoing shall be deemed void.

(c)  Each Noteholder agrees, so long as this Agreement remains in effect, not to  commit any act that could restrict or otherwise affect its legal power, authority or right to tender or vote all of the Notes then owned of record or beneficially by it.  So long as this Agreement remains in effect, such Noteholder will not enter into any voting agreement with any person or entity with respect to any of such Notes, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such Notes, deposit any of such Notes in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Noteholder’s legal power, authority or right to vote such Notes to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Indenture.

(d)  Each Noteholder agrees that it will permit public disclosure, including in a press release and in the registration statement for the Exchange Offer and Consent Solicitation, of the contents of this Agreement, including, but not limited to, the commitments contained in this Section 4 and the Term Sheet.

(e)  Each Noteholder further agrees that it will not object to, or otherwise commence or support any proceeding or material action to oppose, the Exchange Offer and Consent Solicitation and shall not take any action that (x) is materially inconsistent with its representations, warranties and agreements set forth herein or (y) would unreasonably delay the consummation of the Exchange Offer and Consent Solicitation.

5.  Effectiveness of this Agreement.  The effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt by the Company of the consent and signature hereto of each of the Noteholders listed on Schedule A hereto; provided that such Noteholders hold in the aggregate not less than 80% of the aggregate outstanding principal amount of the Notes.

6.  Amendments to the Exchange Offer and Consent Solicitation.  The Company shall not alter the material terms and conditions of the Exchange Offer and Consent Solicitation in a manner adverse to the Noteholders without the prior written consent of the Noteholders.  Notwithstanding the foregoing, the Company may extend the expiration date of the Exchange Offer, if at the time of any such extension the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement.

7.  Termination of Agreement.  Notwithstanding anything to the contrary set forth in this Agreement unless the Exchange Offer and Consent Solicitation have been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

(i)  mutual written consent of the Company and each Noteholder;

(ii) a material alteration by the Company of the terms of the Exchange Offer and Consent Solicitation not permitted under Section 6;

(iii) written notice from the Company to the Noteholders of the Company’s intent to terminate this Agreement upon a determination by the Board of Directors that such termination is in the best interests of the Company;

(iv) written notice from the Company or any Noteholder to the other parties hereto after July 15, 2003, if the closing of the Exchange Offer and Consent Solicitation has not occurred on or before such date; and

(v) written notice from the Company to the Noteholders, if the “First Stage Closing” referred to in the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003 (the “Sale Agreement”) between certain subsidiaries of BCI, as Sellers, and the Buyers party thereto shall not have been consummated by June 30, 2003 in accordance with the terms currently set forth in the Sale Agreement.

8.  Representations and Warranties.  (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, order, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iii) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Broadwing Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) the filing with the Commission of a Statement on Schedule TO with respect to the Exchange Offer, including the exhibits thereto and (C) such other filings as may be necessary or required by the Commission;

(iv) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b)  Each of the Noteholders further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, such Noteholder (together with its affiliates) is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the aggregate principal amount of Notes, set forth opposite such Noteholder’s name on Schedule A hereto, with the sole power and authority to vote and dispose of such Notes, and such Notes are owned free and clear of any liens, encumbrances, equities or claims;

(ii) as of the date of this Agreement and for so long as this Agreement remains in effect, such Noteholder has full legal power, authority and right to vote all of such Notes then of record or beneficially owned by it to grant its consent pursuant to the Consent Solicitation and agree to the amendments to the Indenture without the consent, approval of, or any other action on the part of, any other person or entity; and such Noteholder has not entered into voting agreement (other than this Agreement) with any person or entity with respect to any of such Notes, granted to any person or entity any of such Notes, deposited any such Notes in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote such Notes on any matter;

(iii) such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Noteholder to decide to tender its Notes and grant its consent pursuant to the Exchange Offer and Consent Solicitation, respectively; and

(iv) as of the date of this Agreement, such Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

9.  No Public Announcement.  Each Noteholder agrees that it shall not make any announcement or disclosure regarding this Agreement or the transactions contemplated herein without the prior written consent of the Company.

10.  Good Faith.  Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement.

11.  Amendments and Modifications.  Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, changed, supplemented, waived or otherwise modified or terminated except by instrument in writing signed by each of the parties hereto.

12.  No Waiver.  Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in BCI.

13.   Stop Transfer Restriction.  In furtherance of this Agreement, each of the Noteholders shall, and hereby does, authorize the Company’s counsel to notify BCI’s transfer agent that a stop transfer restriction has been imposed with respect to all of the  Notes owned by such Noteholder (and that this Agreement places limits on the voting and transfer of such Notes).  Notwithstanding the foregoing sentence, if such a stop transfer is imposed and this Agreement is terminated, the Noteholders shall, and do hereby, authorize the Company’s counsel to notify BCI’s transfer agent that the stop transfer is terminated and the Company shall (and shall cause BCI to) provide any and all notices or instructions to reflect such termination.

14.  Further Assurances.  Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement and the Exchange Offer and Consent Solicitation.

15.  Complete Agreement.  This Agreement, including the Schedule and Annex hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

16.  Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery,  (b) mailed by first class, registered or certified mail, postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

Broadwing Inc.

201 East Fourth Street

Cincinnati, OH  45202

Attention:  Thomas W. Bosse, Esq.

Facsimile:   (513) 397-9557

Telephone: (513) 397-9900

With a copy to:

Cravath, Swaine & Moore

825 Eighth Avenue

New York, NY  10019

Facsimile:  (212) 474-3700

Telephone:  (212) 474-1000

Attention:  William V.  Fogg, Esq.

       and Robert Townsend, Esq.

if to a Noteholder, to the address set forth on the signature pages to this Agreement.

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

17.  Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York.

18.  Jurisdiction; Waiver of Jury Trial.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal or state court of competent jurisdiction in the State of New York in the Borough of Manhattan.  By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

Each of the signatories to this Agreement waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement and the transactions contemplated hereby.

19.  Consent to Service of Process.  Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement.  Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

20.  Specific Performance.  It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

21.  Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22.  Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

23.  Additional Notes.  If, after the date hereof, a Noteholder acquires beneficial or record ownership of any additional Notes for itself or any account or fund managed  by such Noteholder (any such Notes, “Additional Notes”), such Noteholder shall notify the Company of such acquisition and the provisions of this Agreement shall be applicable to such Additional Notes as if such Additional Notes had been Notes owned by such Noteholder as of the date hereof.   The provisions of the immediately preceding sentence shall be effective with respect to Additional Notes without action by any person or entity immediately upon the acquisition by such Noteholder of beneficial or record ownership of such Additional Notes.

24.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart.

25.  No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

26.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

27.  Consideration.  It is hereby acknowledged by each of the signatories to this Agreement that no consideration (other than the obligations of the other parties under this Agreement) has been paid or shall be due or paid to the parties for their agreement to support the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement, other than the Company’s agreement to use commercially reasonable efforts to obtain approval of confirmation of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement.

28.  Mutual Release.  (a) In consideration of the agreements set forth herein and subject to paragraph (b) below (including that the releases provided for in this Section 28 are effective only upon the consummation of the Exchange Offer and Consent Solicitation), each of the signatories hereto hereby unconditionally releases, and forever discharges and acquits, each of the other signatories hereto, their parents, subsidiaries and affiliates and their respective directors, officers, executives, employees, attorneys, advisors, representatives and shareholders (the “Released Persons”),  from all, and all manner of, actions, suits, debts, claims, duties, payment and performance of all obligations, liabilities and indebtedness of every kind, direct or indirect, determined or undetermined, at law or in equity, whether or not asserted or raised and existing or alleged to exist or to have existed, at any time, which such signatory ever had or has or may have at this time against any Released Person, arising out of, relating to, or incurred in connection with, the Notes, the Indenture, this Agreement or the Exchange Offer and Consent Solicitation, or any transaction entered into hereunder or thereunder or any action taken or omitted to be taken by the Released Persons hereunder or thereunder (collectively, the “Released Claims”).

(b)  The releases provided for by paragraph (a) above shall be effective upon the consummation of the Exchange Offer and Consent Solicitation.  The release by a signatory hereto will not apply if and to the extent that any payment or delivery, in whole or in part, by or on behalf of another signatory hereto under or in connection with this Agreement or the Exchange Offer and Consent Solicitation is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, all as though such payment or delivery had not been made.  Each signatory hereto hereby covenants not to sue or pursue any legal or equitable action against any other signatory hereto with respect to any Released Claim, and if any such signatory shall breach such covenant, then (i) such non-breaching signatory shall be entitled to collect from such breaching signatory all reasonable out-of-pocket costs and expenses, including attorneys’ fees, losses, claims and damages, incurred by such non-breaching signatory that are directly related to the defense of such action and (ii) the release granted to such breaching signatory by such non-breaching signatory shall be void ab initio and shall be deemed never to have been given.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

BROADWING INC.

By:	/s/ Mark W. Peterson
	Name:	Mark W. Peterson
	Title:	Vice President & Treasurer

HARCH CAPITAL MANAGEMENT, INC.

By:	/s/ Michael E. Lewitt
Name: Michael E. Lewitt
Title: President

621 Northwest 53rd St.,
1 Park Place, Suite 620
Boca Raton, FL 33847

MUZINICH & CO. CREDIT

By:	/s/ Daniel Naccarella
Name: Daniel Naccarella
Title:CFO

450 Park Avenue 1
New York, NY 10022

ALLIANZ INVESTMENT MANAGEMENT

By:	/s/ Charles J. Dudley
Name: Charles J. Dudley
Title: Vice President
55 Greens Farms Road
Westport, CT 06881

Schedule A

To the Exchange and Voting Agreement

Noteholder and Principal Amount of Notes Held

NAME	PRINCIPAL AMOUNT

Harch Capital Management, Inc.	$ xxx,xxx
Muzinich & Co. Credit	xxx,xxx
Allianz Investment Management	xxx,xxx
$40,633,000

Annex A

To the Exchange and Voting Agreement

Broadwing Inc.

Term Sheet For Proposed Exchange Offer and Consent Solicitation

This Term Sheet sets forth the principal terms and conditions, as each may be amended in accordance with the terms of the Exchange and Voting Agreement (the “Agreement”), by which Broadwing Inc. (the “Company”) intends to offer to exchange (the “Exchange Offer”) any and all outstanding 9% Senior Subordinated Notes due 2008 (the “Notes”) of Broadwing Communications Inc. (“BCI”) for shares of the Company’s common stock, par value $0.01 per share (the “Broadwing Stock”), and concurrently with making the Exchange Offer, the Company plans to engage in a related solicitation (the “Consent Solicitation”) of consents of the holders of the Notes to certain amendments to the related indenture under which the Notes were issued to, among other things, eliminate all restrictive covenants.  The Company also shall have the option to pay a portion of the Exchange Offer consideration in cash. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.

EXCHANGE OFFER:

Each Noteholder, in exchange for all outstanding Notes (plus accumulated and unpaid interest thereon) owned by such Noteholder, will receive on the date of the closing of the Exchange Offer and Consent Solicitation (the “Closing Date”) a number of shares of Broadwing Stock determined by multiplying (i) the fraction, the numerator of which is the aggregate principal amount of Notes owned by such Noteholder on the Closing Date, and the denominator of which is the aggregate principal amount of Notes outstanding on the Closing Date, by (ii) 11,076,253.  The Company shall have the option to pay a portion of the Exchange Offer consideration in cash, but in no event shall such cash payment exceed 1% of the total Exchange Offer consideration.

The consummation of the Exchange Offer will be subject to the condition that there be validly tendered and not withdrawn not less than 95% of the aggregate outstanding principal amount Notes (the “Minimum Tender Condition”).

The Exchange Offer will include a simultaneous  solicitation  of  consents (each, a “Consent”) to amendments to the indenture under which the Notes were issued to, among other things, eliminate all restrictive covenants therein and such other provisions as shall be determined by the Company.

All tendering holders of Notes will be deemed to have delivered a Consent with respect to any Notes tendered.

CONDITIONS TO CLOSING:	The Exchange Offer and Consent Solicitation will be subject to certain conditions that may be waived by Broadwing in its sole discretion, such conditions being substantially to the following effect:

(i) the Minimum Tender Condition shall have been met;

(ii) the registration statement registering the Exchange Offer and Solicitation Consent having been declared effective by the Commission;

(iii) the “First Stage Closing” referred to in the Sale Agreement shall have been consummated on or before June 30, 2003 in accordance with the terms currently set forth in the Sale Agreement;

(iv) the absence of any threatened or pending litigation or other legal action relating to the Exchange Offer or Consent Solicitation;

(v) the absence of any material adverse change in the financial markets, any disruption in the banking system or any commencement of a war involving the United States  (excluding the current U.S. military action in Iraq);

2

(vi) no merger, acquisition or other business combination proposal for the Company shall have been proposed; and

(vii) no governmental approvals are required in order to complete the Exchange Offer and Consent Solicitation.

GOVERNING LAW:	New York law.

3